Exhibit 10.4

AMENDMENT TO SENIOR UNSECURED JAPANESE YEN TERM LOAN CREDIT

AGREEMENT

This AMENDMENT to the Senior Unsecured Japanese Yen Term Loan Credit Agreement, dated as of February 1, 2018, is made and entered into by and among TEVA PHARMACEUTICAL INDUSTRIES LIMITED, an Israeli company registered under no 52-0013-954, the registered address of which is at Har Hozvim, Jerusalem, ISRAEL (the “Company”, “Guarantor” or “Parent”), TEVA HOLDINGS K.K., a Kabushiki Kaisha organized under the laws of Japan registered under no 0104-03-008857, the registered address of which is at 1-5, Toranomon 5-chome, Minato-ku, Tokyo, Japan, and a Subsidiary of the Company (“Teva Japan” or the “Borrower”), the Lenders party hereto and MIZUHO BANK, LTD. (the “Administrative Agent”).

W I T N E S S E T H:

Reference is made to the Senior Unsecured Japanese Yen Term Loan Credit Agreement, dated as of December 17, 2013 (as amended from time to time, the “Credit Agreement”), between, amongst others, the Parent, the Borrower, the Lenders named therein and the Administrative Agent.

WHEREAS, the Loan Parties (as defined in the Credit Agreement), the Administrative Agent and the Lenders party hereto have agreed to amend certain provisions of the Credit Agreement as provided for herein;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Defined Terms

Section 1.1 Defined Terms. Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement unless otherwise defined herein.

ARTICLE II

Amendments

Section 2.1 Amendments. Subject to the occurrence of the Amendment Effective Date:

(a) Section 1.01 of the Credit Agreement is hereby amended by inserting in appropriate alphabetical order the following new definitions:

““Existing Term Loans” means (a) the Senior Unsecured Japanese Yen Term Loan Agreement among et al. the Parent, Teva Japan and Sumitomo Mitsui Banking Corporation, as administrative agent, dated March 22, 2017 and/or (b) the Senior Unsecured Fixed Rate Japanese Yen Term Loan Credit Agreement among et al. the Parent, Teva Japan and Sumitomo Mitsui Banking Corporation, as administrative agent, dated March 28, 2012 and/or (c) the Term Loan Credit Agreement, dated November 16, 2015, among et al. the Parent, Teva Pharmaceuticals USA, Inc., the other Subsidiaries of the Parent party thereto as borrowers and Citibank, N.A. (“Citibank”), as administrative agent (in each case as the same may be amended or restated from time to time).”

(b) Section 2.08(a) of the Credit Agreement is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding the foregoing or anything contained herein to the contrary, if the Parent or any of its Subsidiaries use net cash proceeds from a disposition or an incurrence of third party Indebtedness for borrowed money in the form of loans and/or notes (“Pari Passu Prepayment Net Cash Proceeds”) to prepay any amount under the Existing Term Loans, the Borrowers shall prepay the Loans such that the aggregate prepayment of the Loans shall be no less than such Loans’ ratable percentage of all of the Loans and Existing Term Loans outstanding on the date of such prepayment with respect to the amount of such Pari Passu Prepayment Net Cash Proceeds and, with respect to a prepayment in accordance with this sentence, the integral multiple amounts set forth in paragraph (b) below shall be inapplicable (it being understood that no Borrower shall be required to make a prepayment as a result of the receipt of net cash proceeds from a disposition or an incurrence of Indebtedness).

To determine any principal amount outstanding or amount of prepayment for purposes of the immediately preceding sentence, (i) all currency conversions shall be determined using the Yen Equivalent on the date that is seven Business Days preceding the prepayment date and (ii) the pro rata prepayment requirement shall be satisfied if the aggregate prepayment of Loans shall be no less than such Loans’ ratable percentage of all of the Loans and Existing Term Loans outstanding on such date of determination.

“Yen Equivalent” means the amount converted into Yen using the 12:00 p.m. New York City quoted spot rate appearing at http://www.oanda.com/currency/converter for Dollars on such day or, if such day is not a Business Day, on the immediately preceding Business Day; provided that, to the extent that a spot rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Yen Equivalent” shall be the rate at which Citibank offers, in accordance with normal banking industry practice, to exchange Dollars in New York City prior to 12:00 p.m., New York City time, on such date.”

(c) Section 6.01(xiii) of the Credit Agreement is hereby deleted and replaced in its entirety with the following:

“(xiii) the Parent may pay cash dividends (or dividends paid in the form of common equity of the Parent) to its shareholders, to the extent lawful; provided that the Parent shall not pay any cash dividends on its common equity unless the Leverage Ratio, calculated as of the last day of the most recently ended Test Period in accordance with Section 6.04 and on a pro forma basis giving effect to such cash dividend and any other cash dividends made since the end of the last Test Period, does not exceed 4.75x and so long as no Event of Default has occurred and is continuing (or would result therefrom) (it being understood and agreed that this proviso shall not restrict any dividends to the holders of the Parent’s preferred equity, including the Parent’s mandatory convertible preferred shares, or dividends paid in the form of common equity of the Parent),”

(d) Section 6.04 of the Credit Agreement is hereby amended by deleting the grid contained therein and replacing it with the grid below:

	Column 1	Column 2
Four-quarter Test Period ending with the quarters below
(a) Leverage Ratio	Q1 2018	No greater than 5.50x
	Q2 2018	No greater than 5.75x
	Q3 2018 and thereafter	No greater than 5.90x

(b) Interest Cover Ratio	The Interest Cover Ratio for any Test Period shall be not less than 3.50:1.

(e) Annex I of the Credit Agreement is hereby amended by amending and restating the second paragraph (following the Rate Table) as follows:

“If the relevant Rating assigned by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective with respect to the Applicable Margin from the first day of the next Interest Period at least seven Business Days following the effective date of such change in Rating. If the rating system of Moody’s or S&P shall change or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Parent and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system (including, in such case, an amendment to replace Moody’s or S&P, as applicable, with another rating agency) or the unavailability of ratings from such rating agency, and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.”

ARTICLE III

Representations and Warranties

Section 3.1 Representations and Warranties to the Amendment Effective Date. Each Loan Party hereby represents and warrants as of the Amendment Effective Date as follows:

(a) all of the representations and warranties set forth in the Credit Agreement are true and correct on and as of such date, as if made on such date, except to the extent that such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date (it being understood that references therein to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended by this Amendment and after giving effect to the amendments set forth herein);

(b) the execution, delivery and performance by each Loan Party of this Amendment have been duly authorized by all necessary corporate or other organizational action, as applicable, of such Loan Party;

(c) this Amendment has been duly executed and delivered by such Loan Party; and

(d) no Default or Event of Default has occurred, is continuing or would exist after giving effect to this Amendment.

ARTICLE IV

Effectiveness

Section 4.1 Effective Date. This Amendment shall become effective on the date (the “Amendment Effective Date”) on which the Administrative Agent shall have received counterparts to this Amendment duly executed and delivered by facsimile transmission or electronic mail (in “.pdf” or similar format) by each Loan Party, the Administrative Agent and the Required Lenders.

Section 4.2 Fees.

(a) The Loan Parties shall pay or cause to be paid to the Administrative Agent, for the account of each Lender that delivers an executed counterpart to this Amendment on or before January 31, 2018 (each, a “Consenting Lender”) an amendment fee equal to 0.10% of the sum of such Consenting Lender’s outstanding Loans under the Credit Agreement (the “Consenting Lender Loans”) as of the Amendment Effective Date, which fee shall be earned on the Amendment Effective Date and due and payable within two Business Days of the Amendment Effective Date; provided that upon any assignment or transfer of any Consenting Lender Loans; the assignee or transferee shall become the Consenting Lender with respect to such Consenting Lender Loans.

(b) The Loan Parties shall pay or cause to be paid to the Administrative Agent, for the account of the Consenting Lenders, an additional amendment fee equal to 0.10% of the sum of such Consenting Lender’s outstanding Consenting Lender Loans as of March 31, 2018 (or, at the election of the Borrower, on such earlier date the Borrower may elect in its sole discretion to pay such fee), which fee shall be earned on March 31, 2018 and due and payable on April 2, 2018 (or, at the election of the Borrower, on such earlier date the Borrower may elect in its sole discretion).

(c) The Loan Parties shall pay or cause to be paid to the Administrative Agent, for the account of the Consenting Lenders, an additional incentive fee to each Consenting Lender that delivers an executed counterpart to this Amendment on or before January 26, 2018 (subject to the proviso at the end of Section 4.2(a)) equal to (i) 0.05% of the sum of such Consenting Lender’s Consenting Lender Loans as of the Amendment Effective Date, which fee shall be earned on the Amendment Effective Date and due and payable within two Business Days of the Amendment Effective Date and (ii) 0.05% of the sum of such Consenting Lender’s Consenting Lender Loans as of March 31, 2018 (or, at the election of the Borrower, on such earlier date the Borrower may elect in its sole discretion to pay such fee), which fee shall be earned on March 31, 2018 and due and payable on April 2, 2018 (or, at the election of the Borrower, on such earlier date the Borrower may elect in its sole discretion).

(d) For the avoidance of doubt, all fees under this Section 4.2 shall be due and payable to the applicable Consenting Lender with respect to their Consenting Lender Loans (determined in accordance with this Section 4.2) taking into account any assignments or transfers of such Consenting Lender Loans after the signature by a Consenting Lender as set forth in Section 4.2(a).

Section 4.3 Expenses. The Loan Parties shall pay all out-of-pocket expenses incurred by the Administrative Agent and the Lenders, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Lenders, in connection with this Amendment.

Section 4.4 Notification. The Administrative Agent shall notify the Loan Parties and the Lenders of the Amendment Effective Date and such notice shall be conclusive and binding.

ARTICLE V

Miscellaneous

Section 5.1 Effect of Amendment. Except as modified pursuant hereto, no other changes or modifications to the Credit Agreement or Loan Documents are intended or implied and in all other respects the Credit Agreement and Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment and the Loan Documents, the terms of this Amendment shall control. The Credit Agreement and this Amendment shall be read and construed as one agreement.

Section 5.2 Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be reasonably necessary or desirable to effectuate the provisions and purposes of this Amendment.

Section 5.3 Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

Section 5.4 Severability. Any provisions of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 5.5 Reference to the Effect on the Loan Documents. Upon the effectiveness of this Amendment, (a) each reference in the Credit Agreement to this “Agreement,” “hereunder,” “hereof,” “herein” or words of similar import and (b) each reference in any other Loan Document to “the Credit Agreement”, shall mean and be a reference to the Credit Agreement as amended by this Amendment.

Section 5.6 Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment.

Section 5.7 Counterparts; Electronic Signatures. This Amendment may be executed by one or more parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile transmission or electronic mail (in “.pdf” or similar format) shall be effective as delivery of a manually executed counterpart hereof.

Section 5.8 Governing Law. This Amendment and any non-contractual obligations arising out of or in connection with it shall be construed in accordance with and governed by Japanese law (without regard to conflicts of laws principles).

Section 5.9 Jurisdiction; Consent to Service of Process. Section 11.10(b), (c) and (d) of the Credit Agreement are incorporated herein mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

By:	/s/ Eran Ezra
Name: Eran Ezra
Title: Senior Vice President, Head of Global Treasury, Risk Management and Insurance

By:	/s/ Michael McClellan
Name: Michael McClellan
Title: Executive Vice President, Chief Financial Officer

TEVA HOLDINGS K.K.

By:	/s/ TEVA HOLDINGS K.K. (Company Seal)
Name:
Title:

[Signature Page to Amendment to JPY 2013 Credit Agreement]

MIZUHO BANK, LTD., , as Administrative Agent

By:	/s/ MIZUHO BANK, LTD. (Company Seal)
Name:
Title:

[Signature Page to Amendment to JPY 2013 Credit Agreement]

[Signature pages of Lenders omitted and on file with the registrant]

[Signature Page to Amendment to JPY 2013 Credit Agreement]